SECURITIES AND EXCHANGE COMMISSION
                                    FORM 8-K
                                 Current Report


                     Pursuant to Section 13 or 15 (d) of the
                        Securities Exchanges Act of 1934




                          Date of Report April 28, 1998






                       Teleport Communications Group Inc.
             (Exact Name of Registrant as specified in its Charter)




Delaware                            0-20913                   13-3173139
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(State or Other                  (Commission                (IRS Employer
Jurisdiction of                  File Number)               Identification No.)
Incorporation)


437 Ridge Road, Executive Building 3, Dayton, New Jersey               08810
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(Address of Principal Executive Offices)                             (Zip Code)




Registrant's Telephone Number, Including Area Code               (732) 392-2000

Item 5. Other Events
The Registrant issued the following Press Release on April 28, 1998:

TELEPORT COMMUNICATIONS GROUP INC. (TCG) REPORTED FIRST QUARTER 1998 REVENUES OF $160.1 MILLION AND EBITDA (BEFORE MERGER COSTS) OF $22.2 MILLION.
For Immediate Release:
Dayton, N.J. April 28, 1998

Teleport Communications Group Inc. (Nasdaq/NM:TCGI) reported revenues for the first quarter ended March 31, 1998 of $160.1 million, a growth rate of 65% compared to the same period in 1997.

First quarter 1998 EBITDA (before merger costs) was $22.2 million, an increase of 264% from the first quarter 1997 and a 21% improvement from the 1997 fourth quarter EBITDA (excluding a $22 million one-time charge for in-process research and development). As a percentage of revenues, EBITDA (before the merger costs) was 13.9% which was more than double the 6.3% EBITDA margin a year ago.

The non-recurring merger costs of $9.3 million included professional fees and other expenses related to the pending AT&T merger.

Annualized monthly recurring revenue for March 1998 was $632 million, an increase of 53% over the same period in 1997.

"First quarter 1998 results demonstrate our commitment and ability to focus on the business fundamentals and growing revenues and EBITDA (before merger costs) to record levels while preparing for the pending merger with AT&T," said Bob Annunziata, TCG's Chairman, President and CEO. "We are pleased to report that EBITDA (before merger costs) grew at a rate four times faster than revenues."

                                      Three months ended
($ in millions)                     3/31/98         3/31/97        % increase
                                   ---------        --------       ----------
Revenues                            $ 160.1         $  96.8            65%
EBITDA before merger costs          $  22.2         $   6.1           264%













*  EBITDA  is  defined  as  earnings  before  interest,   taxes,   depreciation,
amortization, and equity in losses of unconsolidated affiliates.

First Quarter 1998 Highlights:

Revenues:

Compared to fourth quarter 1997, total revenues for the first quarter 1998 increased by $9.7 million or 6.4%. Switched access lines added in the first quarter 1998 were 43,173 and total access lines in service at the end of the first quarter 1998 were 325,874. Switched services revenues grew 17.3% from the fourth quarter 1997. Internet and high speed data services grew 22% compared to the fourth quarter 1997.

Compared to first quarter 1997, switched service revenues grew 86% and dedicated service revenues grew 44%. For the first time in TCG's history, switched services constituted the largest proportion of total revenues. In the first quarter 1998, switched services were 47% of revenues while dedicated services were 46% of total revenues. A year ago, switched revenues were 42% of revenues and dedicated services were 53% of total revenues. Internet and high speed data grew by over 152% from the first quarter 1997 and are now 5.6% of total revenues.

The strong growth in switched service revenues was a result of strong growth in existing cities and switch service revenues recorded for the first time in Chattanooga, Nashville and Atlanta. During the first quarter 1998, new switches were installed in Salt Lake City, Charlotte, and Knoxville.

During the first quarter 1998, TCG added 101 sales employees to reach a total of
790. The alternate sales channel, agents and resellers increased to over 3,000 from the 2,182 at year end 1997.

Operating results:

The significant EBITDA (before merger costs) growth from $18.3 million (excluding a $22 million one-time charge for in-process research and development) in the fourth quarter 1997 to $22.2 million in the first quarter 1998 was a result of lower growth in Selling, General & Administrative (SG&A) expenses relative to revenues. SG&A was 29% of revenues compared to 32% of revenues in the fourth quarter 1997.

As a result of the acceleration of the network buildout to facilitate the expected traffic from AT&T, operating expenses grew in the areas of fixed and semi-variable operating expenses such as costs associated with costs related to nodes, provisioning and maintenance expenses. Expenses for TCG's contribution to the FCC mandated Universal Service Fund were recorded for the first time in the March quarter 1998. In the first quarter 1998, operating expenses were 57% of revenues compared with 55% in the fourth quarter 1997. However, operating expenses still improved from the 59% of revenues in the first quarter 1997.

The net loss for the first quarter 1998 was $62.2 million or $0.36 per share. The merger related costs of $9.3 million resulted in an impact of a loss of $0.05 per share. Prior to the merger costs, TCG's loss per share for the core business was $0.31 per share.

Network Expansion:

For the 1998 first quarter, capital expenditures totaled $218.5 million versus the $70.7 million during the first quarter 1997. A portion of the additional capital expenditures were for the buildout of TCG's network in current cities to accommodate the additional traffic that will result from the merger with AT&T. With the completion of the ACC Corp. acquisition, TCG serves 82 Metropolitan Statistical Areas (MSAs) compared to the 65 at year end 1997. TCG's total MSAs served will increase to 83 MSAs after the completion of the KC FiberNet transaction.

On-net buildings increased by 146 buildings to 4,784 at the end of the first quarter 1998 and 1,251 off-net buildings were added to total 10,127 buildings. Total buildings served were 14,911 an increase of 5,340 buildings or 56% from first quarter 1997.

The following is a comparison of TCG's network statistics at the end of the first quarter 1998 versus year end 1997.

                                    3/31/98          12/31/97         Increase
                                   ---------        ---------         ---------
Route Miles                          9,625            9,474                151
Fiber Miles                        493,680          491,097              2,583
Voice-Grade Equivalents          7,985,225        7,350,527            634,698
Buildings:        On-net             4,784            4,638                146
                  Off-net           10,127            8,876              1,251
                 ---------        --------         --------              -----
Total Buildings                     14,911           13,514              1,397
Local Serving Offices                  185              152                 33
Digital Voice Switches Installed        38               35                  3

Mergers:

On April 22, 1998, TCG completed the merger of ACC Corp. in a stock-for-stock transaction. The exchange ratio was .90909 share of TCG stock for each share of ACC stock. The transaction was valued at approximately $1.1 billion.

On January 8, 1998, TCG and AT&T announced a definitive agreement for the merger of TCG with AT&T in a stock-for-stock transaction at an exchange rate of .943 shares of AT&T for every share of TCG. Requests for regulatory approvals have been filed. To date, the Hart Scott Rodino commentary period has expired for the proposed merger and 17 states have given regulatory approval. The transaction will be completed upon receipt of the FCC and other state regulatory approvals.








This press release, other than historical financial information contains forward-looking statements that involve risks and uncertainties detailed in the Company's SEC reports and registration statements. Actual results may vary materially.

                       TELEPORT COMMUNICATIONS GROUP INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

 ($ in millions, except EPS)

                                                                  Three Months Ended
                                                                        March 31
                                                                  1998           1997
                                                                 -----          -----
      Revenue                                                   $160.1           $96.8
      Expenses:
          Operating                                               90.8            57.3
          Selling, Gen, & Admin.                                  47.1            33.4
          Merger related expense                                   9.3             0.0
          Depreciation/Amort.                                     49.1            29.7
                                                                -------         -------
      Operating Loss                                             (36.2)          (23.6)
      Interest Income                                              5.9            11.3
      Interest Expense                                           (31.5)          (29.5)
      Equity in Losses of Unconsol. Affiliates                     0.0            (2.6)
                                                                -------         -------
      Loss Before Taxes                                          (61.8)          (44.4)
      Income Tax Provision                                       ( 0.4)           (0.6)
                                                                -------         -------
      Net Loss                                                  $(62.2)         $(45.0)
                                                                =======         =======

      EBITDA before merger related expense                      $ 22.2          $   6.1
      EBITDA                                                    $ 12.9          $   6.1
      EPS                                                       $(0.36)         $ (0.28)
      Weighted Avg. Shares  (millions)                           174.9            161.7



     EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and equity in losses of unconsolidated affiliates.
     .

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf of the undersigned, thereunto authorized.


TELEPORT COMMUNICATIONS GROUP INC.





Dated: May 6, 1998                           By:  Maria Terranova-Evans
                                                 ------------------------------
                                           Name: Maria Terranova-Evans
                                          Title: Vice President and Controller
                                                 (Principal Accounting Officer)